Exhibit 10

[Alcoa logo]	Alcoa 390 Park Avenue New York, New York 10022 USA
Alain J.P. Belda	Franklin A. Thomas Lead Director

Chairman of the Board

Alcoa Inc.

390 Park Avenue

New York, New York 10022

Dear Alain:

As you have informed us of your intent to step down as an executive of the Company on August 1, 2009, this letter agreement confirms the understanding reached between you and the Board of Directors of Alcoa Inc. (the “Company”), regarding the terms of the transition of your leadership.

On behalf of the Board of Directors I wish to convey our deep appreciation for your outstanding leadership of the Company and the innumerable contributions you have made over your more than 40 year career to this wonderful organization. We anticipate further occasions to acknowledge our gratitude for your leadership.

The terms of our agreement are as follows:

1.	Effective Date

This agreement will be effective as of July 24, 2009 and continue in effect until all obligations hereunder are fulfilled or it is terminated or amended by mutual agreement.

2.	Service as Chairman

It is expected that you will continue to serve the Company and the Board as Chairman through the Company’s Annual Meeting on April 23, 2010.

3.	Compensation

We acknowledge your retirement as an executive of the Company as of August 1, 2009. Your target bonus as an executive of the Company for 2009 will be equal to 150% of your base salary, payable upon completion of the fiscal year, pro-rated through August 1, 2009 and adjusted by the corporate performance score determined by the Compensation and Benefits Committee at year end, subject to the Committee’s discretion. Your service as a director will be compensated at the annual retainer rate of $192,500 for directors of the Company beginning August 1, 2009 and prorated for your length of service as Chairman.

4.	Office

You will have the use of a dedicated office and assistant so long as you remain Chairman. Upon retirement as Chairman, you will be provided with a quarterly stipend of up to $35,000 for your use in meeting your expenses for office space and support, for up to five years.

Mr. Alain J. P. Belda

The payment will be made in advance each quarter, subject to confirmation of estimated expenses incurred. The Company will not reimburse you for any income taxes due resulting from these benefits.

5.	Life Insurance

The Company will continue to pay life insurance premiums on the universal life insurance policy from The Principal through December 2019. As of August 1, 2009, taxes incurred by you resulting from Company-paid life insurance premiums will not be reimbursed to you and grossed up.

6.	Charitable Contribution

Following your retirement as Chairman, it is expected that the Company or the Alcoa Foundation, subject to a separate agreement, will match a contribution made by you to a tax-exempt foundation established by you and Mrs. Belda, in the amount of two-and-a-half million dollars in total. It is expected that this contribution will be made in up to ten two-hundred fifty thousand dollar ($250,000) annual installments over 10 years immediately following each of your annual contributions beginning in May 2010.

Please indicate your acceptance of the terms and provisions of this letter by signing two copies and returning one copy to me.

Very truly yours,

/s/ Franklin A. Thomas
Franklin A. Thomas
Lead Director

Agreed and Accepted:

/s/ Alain J.P. Belda
Alain J.P. Belda
Chairman of the Board